Exhibit 16.2

February 3, 2010

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
USA

Dear Sirs,

Re : Green Planet Bioengineering Co., Ltd (the “Company”)

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

PKF
Certified Public Accountants
Hong Kong

Tel 852 2806 3822 │ Fax 852 2806 3712 E-mail info@pkf-hk.com │ www.pkf-hk.com PKF │ 26/F, Citicorp Centre │ 18 Whitfield Road │ Causeway Bay │ Hong Kong

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